                                                                  EXHIBIT 99.(a)


                                      CONTACT:  Tony Good
                                                (214) 605-6777

For immediate release at 6:30 a.m. CDT Tuesday, July 16, 1996

NEWLY INDEPENDENT EDS CONTINUES STRONG GROWTH,
POSTS 35TH STRAIGHT QUARTER OF REVENUE INCREASES

COMPANY BROADENS STRATEGIC SERVICE OFFERINGS, SIGNS
MAJOR NEW BUSINESS IN ASIA/PACIFIC, EUROPE, LATIN AMERICA
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PLANO, Texas -- Newly independent EDS today reported its 35th consecutive quarter of year-over-year revenue growth, with operating revenues up nearly 19 percent to $3.5 billion for the three months ended June 30, 1996. Net income increased nearly 9 percent to $246.6 million in the quarter, or $0.51 per share, before adjusting for both a previously announced, one-time charge of $850 million and $45.5 million in one-time costs related to the company's recent split-off from General Motors Corporation. Earnings per share for the six months ended June 30, 1996, before the charge and split-off costs were $0.96.

The $850 million charge covers the cost of restructuring and other activities -- including an early retirement offer, a limited workforce realignment and a computing infrastructure refreshment -- designed to maintain and improve operating efficiencies and accelerate EDS' move to user-centered computing. EDS' second-quarter charge breaks out as follows: $275 million for employee-related costs, $515 million for technology refreshment and other asset write-downs and $60 million in cost of revenues.

Including the charge and the split-off costs, EDS reported a net loss for the second quarter of $326.5 million, or $0.67 per share. The charge and split-off costs reduced earnings per share by $1.18 for the second quarter and the six months ended June 30, 1996.

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NEWLY INDEPENDENT EDS CONTINUES STRONG GROWTH
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EDS expects that the restructuring actions will result in savings beginning in the third quarter. The amount and timing of these savings, while difficult to quantify precisely, are expected to gradually build to approximately $50 million per quarter ($0.07 per share) by 1997 and continue at that approximate level through 1998. During this period, these savings will be available to offset the anticipated negative impact to earnings per share from the changes in the master services agreement between EDS and GM and for reinvestment to position the company for the future.

Statements about the effect of EDS' actions and savings from the charges are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary.

The second quarter was one of the most significant periods in EDS' 34-year history as the global information services company completed its split-off from GM and EDS common stock began trading on the New York Stock Exchange and the London Stock Exchange.

EDS also signed more than $1.5 billion in new business during the quarter as the company continued to win customers in new and existing markets around the world. EDS differentiated itself from its competitors by offering a full spectrum of information services, including management consulting through its A.T. Kearney subsidiary, and by providing such innovative strategic offerings as CoSourcing(SM) and SupplySource(SM) services.

EDS' CoSourcing offering is a collaborative, value-enhanced service that focuses on improving the business performance of customers as measured by agreed-upon business metrics. In addition, EDS introduced SupplySource, which is the first service designed to improve bottom-line performance of a customer's procurement processes and strengthen their buying power.

"EDS will continue to grow and change as an independent company, just as it has throughout its entire history," said EDS Chairman Les Alberthal. "If anything, our responsibilities now are even greater -- to our customers, our shareholders and our employees -- and the need to be agile and creative is even more imperative.


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NEWLY INDEPENDENT EDS CONTINUES STRONG GROWTH
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"EDS' 12-year subsidiary relationship with GM was tremendously beneficial to both companies. But we are in a dynamic and rapidly changing business, and now that we are independent, EDS is poised as never before to pursue new growth opportunities -- in both new and established markets -- and to assist clients, including GM, in achieving their business objectives virtually anywhere in the world."

Among the highlights of the second quarter for EDS were the signing of a desktop services contract with Citibank, a multi-year global master software license agreement with Netscape and major new business in Europe, Asia/Pacific and Latin America. In addition, EDS entered into a CoSourcing pact with the Kellwood Company, an international marketer, merchandiser and manufacturer of apparel. The CoSourcing arrangement is designed to heighten customer satisfaction, reduce the cost of goods sold, improve product time-to-market performance, enhance the management of inventory and, ultimately, increase Kellwood's overall margins.

EDS (NYSE:EDS) is a leader in the global information services industry. The company's more than 95,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and customer relationships. EDS, which serves customers in 42 countries, reported revenues of $12.4 billion in 1995. EDS can be visited via the Internet at http://www.eds.com.


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NEWLY INDEPENDENT EDS CONTINUES STRONG GROWTH
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SUMMARY OF RESULTS OF OPERATIONS
(in millions, except per-share amounts)

                                         Second Quarter Ended      Six Months Ended
                                         --------------------      ----------------
                                              June 30,                 June 30,
                                         1996            1995      1996        1995
                                         ----            ----      ----        ----

SYSTEMS AND OTHER CONTRACTS
  REVENUES (1)                           $3,497.8    $2,950.1    $6,864.7    $5,726.4


COSTS AND EXPENSES (2)                    3,943.3     2,579.6     6,951.3     5,036.7
                                         --------    --------    --------    --------


OPERATING INCOME (LOSS)                    (445.5)      370.5       (86.6)      689.7


INTEREST AND OTHER INCOME, NET (3)          (64.7)      (16.0)      (81.7)      (27.7)
                                         --------    --------    --------    --------

INCOME (LOSS) BEFORE INCOME TAXES          (510.2)      354.5      (168.3)      662.0

PROVISION (BENEFIT) FOR INCOME TAXES       (183.7)      127.6       (60.6)      238.3
                                         --------    --------    --------    --------

NET INCOME (LOSS)                        $ (326.5)   $  226.9    $ (107.7)   $  423.7
                                         ========    ========    ========    ========


EARNINGS (LOSS) PER SHARE (4)            $  (0.67)   $   0.47    $  (0.22)   $   0.89


CASH DIVIDENDS PER SHARE                 $   0.15    $   0.13    $   0.30    $   0.26

     (1) Revenues related to General Motors Corporation and its affiliates amounted to $1,050.5 million and $982.5 million for the second quarter ended June 30, 1996 and 1995, respectively, and $2,012.7 million and $1,880.5 million for the six months ended June 30, 1996 and 1995, respectively.

     (2) Includes one-time charge of $850.0 million, or $1.12 per share, for the three and six months ended June 30, 1996.

     (3) Includes one-time split-off costs of $45.5 million, or $0.06 per share, for the three and six months ended June 30, 1996.

     (4) On June 7, 1996, GM Class E common stock was exchanged for EDS common stock on a one-for-one basis. Earnings before June 7, 1996 are attributable to GM Class E common stock. The computation of earnings
          (loss) per share for EDS common stock is similar to that for GM Class E common stock.
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NEWLY INDEPENDENT EDS CONTINUES STRONG GROWTH
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SUMMARY OF CONSOLIDATED BALANCE SHEETS
(in millions)


                                             June 30,     Dec. 31,
                                               1996         1995
                                             --------     --------
ASSETS

CURRENT ASSETS
Cash and marketable securities               $   648.0    $   638.6
Accounts receivable                            3,194.5      3,169.0
Inventories                                      132.0        181.2
Prepaids and other                               401.2        392.7
                                             ---------    ---------


TOTAL CURRENT ASSETS                           4,375.7      4,381.5

PROPERTY AND EQUIPMENT, NET                    2,963.2      3,242.4

OPERATING AND OTHER ASSETS                     3,045.3      3,208.5
                                             ---------    ---------


TOTAL ASSETS                                 $10,384.2    $10,832.4
                                             =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                             $   502.5    $   603.9
Accrued liabilities                            1,726.7      1,704.5
Deferred revenue                                 595.5        629.3
Income taxes                                      71.1         75.9
Notes payable                                    243.7        247.8
                                             ---------    ---------


TOTAL CURRENT LIABILITIES                      3,139.5      3,261.4

DEFERRED INCOME TAXES                            493.1        739.7

NOTES PAYABLE                                  2,474.9      1,852.8

TOTAL STOCKHOLDERS' EQUITY                     4,276.7      4,978.5
                                             ---------    ---------

TOTAL LIABILITIES
AND STOCKHOLDERS' EQUITY                     $10,384.2    $10,832.4
                                             =========    =========

Editors note: For additional information on new business signed during the second quarter, please call (214) 605-6795 and a list will be faxed to you.

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